UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2006

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

1800 Century Park East, Ste. 200, Los Angeles, CA 90067
(Address of principal executive offices) (zip code)

(310) 895-7750
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective April 21, 2006, Surgicount Medical, Inc. (“Surgicount”), a wholly owned subsidiary of Patient Safety Technologies, Inc. (the “Company”), entered into an employment agreement with William M. Adams to employ Mr. Adams as Surgicount’s Chief Executive Officer. The term of the employment agreement will end effective at midnight on April 17, 2009 unless extended by the mutual written consent of Surgicount and Mr. Adams. Surgicount agreed to pay Mr. Adams an annual base salary of $300,000 during the term of the employment agreement. In addition, Mr. Adams is eligible to receive annual bonuses in cash or stock as determined by the Board of Directors of Surgicount and/or the Company. Pursuant to the employment agreement, the Company granted Mr. Adams options to purchase 300,000 shares of the Company’s common stock with an exercise price of $3.50 per share. One-third of such options will vest annually over three years beginning April 18, 2007. However, all of the options will vest immediately upon a sale or exchange of 50% or more of Surgicount’s outstanding capital stock or a joint venture by Surgicount with an unaffiliated entity involving 50% or more of Surgicount’s outstanding capital stock. Mr. Adams will also receive $10,000 of restricted stock of the Company annually on April 30, 2007, April 18, 2008 and April 18, 2009. Additionally, Mr. Adams will receive options to purchase an additional 100,000 shares of common stock of the Company with an exercise price of $3.50 per share which will vest upon either of the following events: (a) a sale or exchange of 50% or more of Surgicount’s outstanding capital stock or a joint venture by Surgicount with an unaffiliated entity; or (b) if on or prior to December 31, 2008, Surgicount’s cumulative sales from the inception of Surgicount equal or exceed $10 million. Mr. Adams and his family are also entitled to participate in any of Surgicount’s benefit plans in effect from time to time for the benefit of Surgicount’s employees. Surgicount and Mr. Adams have the right to terminate the employment agreement at any time upon 30 days prior written notice unless circumstances dictate that such notice cannot reasonably be given. Surgicount has the right to terminate the employment agreement for cause in certain circumstances described in the agreement. If Surgicount voluntarily terminates the employment agreement without cause, Surgicount must pay Mr. Adams his accrued compensation through the termination date plus the following severance compensation. If the employment agreement is terminated by the Company without cause prior to the first anniversary of the start date of employment, Surgicount must pay Mr. Adams 24 months of his base salary as severance compensation. If the employment is terminated by the Company without cause after the first anniversary of the start date of employment, Surgicount must pay Mr. Adams his base salary for the remainder of the employment term as severance compensation. The agreement also contains customary provisions for disability, death, confidentiality and non-solicitation.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 21, 2006, William M. Adams was appointed Chief Executive Officer of the Company’s subsidiary Surgicount.

On April 21, 2006, Surgicount entered into an employment agreement with Mr. Adams. The material terms of the employment agreement are described under Item 1.01 above.

There are no family relationships between Mr. Adams and the Company’s directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

On April 5, 2005, the Company entered into a consulting agreement with Health West Marketing Incorporated, a California corporation (“Health West”), pursuant to which Health West agreed to help the Company establish a comprehensive manufacturing and distribution strategy for the Company’s Safety-Sponge™ System worldwide. In consideration for Health West’s services, the Company agreed to issue Health West 42,017 shares of common stock, to be issued as follows: (a) 10,505 shares were issued upon signing the consulting agreement; (b) an additional 15,756 shares were issued as a result of Health West’s assistance in structuring a comprehensive manufacturing agreement with A Plus Manufacturing, which was entered into on August 17, 2005; and (c) if Health West helps the Company develop a regional distribution network to integrate the Safety-Sponge™ System into the existing acute care supply chain, then the Company will issue Health West the remaining 15,756 shares. As incentive for entering into the agreement, the Company issued Health West a callable warrant to purchase 150,000 shares of common stock with an exercise price of $5.95 per share, exercisable for five years. In addition, the Company agreed to issue a callable warrant to purchase 25,000 shares of the common stock with an exercise price of $5.95 per share, exercisable upon assisting the Company with developing a global distribution strategy and identification of acquisition candidates. Mr. Adams is Chief Executive Officer of Health West. The Health West agreement was terminated by the Company’s Board of Directors as of April 21, 2006. All shares payable thereunder were or are payable in full. Except as described above there was no transaction during the last two years, or any proposed transaction, to which the Company was or is to be a party, in which Mr. Adams had or is to have a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.1	Employment Agreement entered into as of April 21, 2006 by and between Surgicount Medical, Inc. and William M. Adams
99.1	Press release issued April 24, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: April 27, 2006	By: /s/ Louis Glazer M.D.
	Name:	Louis Glazer, M.D., Ph.G.
	Title:	Chief Executive Officer